Exhibit 99.1

STONEMOR INC. ANNOUNCES RESPONSE OF SPECIAL COMMITTEE TO AXAR PROPOSAL

Rejects Price of $0.67 Per Share

TREVOSE, PA – June 16, 2020 – StoneMor Inc. (NYSE: STON) (“StoneMor”) announced today that the special committee (the “Special Committee”) of its board of directors – formed to consider and evaluate an unsolicited proposal (the “Proposal”) from Axar Capital Management, LP (“Axar”) – has responded to the Proposal.

In the Proposal, which was disclosed by the Company on May 27, 2020, Axar offered to acquire all of the outstanding shares of common stock of the Company not owned by Axar or its affiliates for $0.67 per share in cash, subject to certain conditions. In its response, the Special Committee informed Axar that, after reviewing the Proposal, it has rejected the price proposed by Axar as inadequate. The Special Committee has informed Axar that it would be open to engaging in further discussions.

No assurance can be given that Axar will make another proposal or engage in further discussions with the Special Committee, that another proposal, if made by Axar, would be accepted by the Special Committee, that definitive documentation relating to any transaction would be successfully negotiated or executed, that such transaction would receive approval by the requisite Company stockholders or, if so approved, that such transaction would be consummated. The Company does not undertake any obligation to update this press release or to provide any additional disclosures to reflect subsequent events, new information or future circumstances, except as required by law.

About StoneMor Inc.

StoneMor, headquartered in Trevose, Pennsylvania, is an owner and operator of cemeteries and funeral homes in the United States, with 319 cemeteries and 88 funeral homes in 27 states and Puerto Rico.

StoneMor’s cemetery products and services, which are sold on both a pre-need (before death) and at-need (at death) basis, include: burial lots, lawn and mausoleum crypts, burial vaults, caskets, memorials, and all services which provide for the installation of this merchandise. For additional information about StoneMor Inc., please visit StoneMor’s website, and the investors section, at http://www.stonemor.com.

Cautionary Note Regarding Forward-Looking Statements

Certain statements contained in this press release, including, but not limited to, information regarding actions of the Special Committee and further discussions about any subsequent acquisition proposal, are forward-looking statements. Generally, the words “believe,” “may,” “will,” “would,” “estimate,” “continue,” “anticipate,” “intend,” “project,” “expect,” “predict” and similar expressions identify these forward-looking statements. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

Forward-looking statements are based on current expectations and estimates. These statements are neither promises nor guarantees and are made subject to certain risks and uncertainties that could cause actual results to differ materially from the results stated or implied in this press release. When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements set forth in StoneMor’s Annual Report on Form

10-K and Quarterly Reports on Form 10-Q and the other reports that StoneMor files with the Securities and Exchange Commission, from time to time. Except as required under applicable law, neither the Special Committee nor StoneMor assumes any obligation to update or revise any forward-looking statements made herein or any other forward-looking statements made by it, whether as a result of new information, future events or otherwise.

CONTACT:	Investor Relations
StoneMor Inc.
(215) 826-4438

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